UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2006

QuantRx Biomedical Corporation

(Exact name of Registrant as Specified in Charter)

Nevada	0-17119	33-0202574
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Norristown Road, Suite 230 Ambler, Pennsylvania	19002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 540-4310

A-FEM Medical Corporation, 10180 SW Nimbus Ave., Suite J5, Portland, Oregon 97223
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Investment Agreement

On March 10, 2006, QuantRx Biomedical Corporation (formerly known as A-Fem Medical Corporation), a Nevada corporation, and FluoroPharma, Inc., a Delaware corporation, consummated transactions contemplated by an investment agreement under which FluoroPharma issued to QuantRx (i) 1,096,170 shares of FluoroPharma’s common stock, $0.001 par value, and (ii) an option to purchase 260,000 shares of FluoroPharma’s common stock at an exercise price of $0.75, in exchange for a capital contribution from QuantRx in the aggregate amount of $1,566,023.10. At the closing, QuantRx owned 27.4% of the issued and outstanding shares of common stock of FluoroPharma, and upon exercise of the option (assuming FluoroPharma does not issue any additional shares of common stock, which issuance must be approved by QuantRx) QuantRx will own an additional 6.1% of the issued and outstanding shares of common stock of FluoroPharma.

Under the investment agreement, QuantRx may in the future acquire, at its option and in its sole discretion, a majority interest in FluoroPharma through a series of staged investments. Such staged investments will take the form of cash investments by QuantRx in FluoroPharma at increasing valuations upon the achievement by FluoroPharma of certain milestones with respect to the successful completion of Phase I and Phase II trials for certain compounds being developed by FluoroPharma. Any subsequent investment in FluoroPharma by QuantRx will be consummated pursuant to the terms and subject to the conditions set forth in separate definitive agreements.

In accordance with the investment agreement, effective as of March 10, 2006, FluoroPharma caused all of its issued and outstanding shares of preferred stock to be converted into shares of its common stock.

Amended and Restated Investors’ Rights Agreement

In connection with the investment agreement, on March 10, 2006 QuantRx, FluoroPharma and the stockholders of FluoroPharma entered into an amended and restated investors’ rights agreement. Under the amended and restated investors’ rights agreement, if QuantRx’ aggregate investment in FluoroPharma equals or exceeds $5,250,000, FluoroPharma will fix the number of directors comprising its board of directors at no less than five and will elect as directors, in addition to two directors appointed by FluoroPharma, Walter Witoshkin, the President and Chief Executive Officer of QuantRx, one director candidate nominated by QuantRx and one director candidate mutually agreed to by QuantRx and FluoroPharma. Walter Witoshkin was appointed to FluoroPharma’s board of directors on March 11, 2006.

The amended and restated investors’ rights agreement contains customary provisions relating to transfer restrictions and preemptive rights. In addition, if the rights of FluoroPharma under certain licenses are restricted, eliminated or otherwise circumscribed such that FluoroPharma becomes unable to develop at least one compound using one or more of the technologies licensed to FluoroPharma, QuantRx may cause FluoroPharma to redeem all of the common stock of FluoroPharma then held by QuantRx at a redemption price per share to be determined in accordance with the amended and restated investors’ rights agreement. Further, the amended and restated investors’ rights agreement grants to QuantRx demand and piggyback registration rights and also the right to approve certain material corporate transactions.

Option Agreement

Also on March 10, 2006, QuantRx and FluoroPharma entered into an option agreement, pursuant to which FluoroPharma granted to QuantRx an option to purchase 260,000 shares of FluoroPharma’s common stock, at an exercise price of $0.75, subject to customary weighted average anti-dilutions adjustments as set forth in the option agreement. QuantRx may exercise the option, in whole or in part, at any time and from time to time, during the period commencing on the vesting date and expiring seven years from such date.

A copy of the press release issued March 16, 2006 announcing these transactions is attached to this Form 8-K as Exhibit 99.1.

(c) Exhibits.

Exhibit

Number	Description
______	_______________________________
99.1	Press release issued March 16, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANTRX BIOMEDICAL CORPORATION (Formerly A-FEM MEDICAL CORPORATION)
By: /s/Walter Witoshkin
Date: March 15, 2006	Walter Witoshkin President and Chief Executive Officer